Envestnet Asset Management, Inc.

and its Registered Investment Adviser Affiliates

Code of Ethics
Revised 12/31/2012

CODE OF ETHICS

I.  INTRODUCTION

Employees of Envestnet Asset Management, Inc. and its registered investment adviser affiliates (the “Firm”) have a fiduciary duty to place the interests of Advisory Clients ahead of its own and the Firm’s.  Each employee must avoid any activity or relationship that may reflect unfavorably on the Firm as a result of a possible conflict of interest, the appearance of such conflict, the improper use of confidential information or the appearance of any impropriety. This Code of Ethics (“Code”) sets forth procedures and limitations pursuant to the requirements of Rule 204A-1 under the Investment Advisers Act of 1940, as amended and the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended. Employees must comply with this Code and all applicable federal securities laws, and avoid activities, interests and relationships that might interfere with making decisions in the best interests of the Firm's Advisory Clients.

For purposes of this Code, “Advisory Client" shall mean any fund for which the Firm serves as a general partner, or any person or entity for which it serves as investment advisor, renders investment advice or makes investment decisions.

A.	Individuals Covered by this Code

This Code applies to all of the Firm’s officers, directors, employees or other persons who provide investment advice on behalf of the Firm and is subject to the supervision and control of the Firm (“Supervised Persons”, also defined as “Covered Persons” under the Envestnet, Inc. Code of Business Conduct and Ethics). This Code’s applicability to temporary employees, consultants, independent contractors and certain employees of affiliates of Envestnet Asset Management, Inc. will be determined on a case-by-case basis by the Chief Compliance Officer or authorized designee. For purposes of adhering to this Code’s requirements, all Supervised Persons are classified as Access Persons.

Access Persons

An Access Person is generally defined as any Supervised Person who:

(1)	Has access to nonpublic information regarding Advisory Clients' purchases or sales of securities;
(2)	Is involved in making securities recommendations to Advisory Clients;
(3)	Has access to such recommendations that are nonpublic;
(4)	Has access to information contained on the Envestnet platform;
(5)	Has access to nonpublic information regarding the portfolio holdings of the PMC Funds; or
(6)	Has been so designated by the Chief Compliance Officer or authorized designee.

More specifically, the Firm has determined that all employees of Envestnet Asset Management, Inc. and its Registered Investment Adviser Affiliates will be deemed Access Persons under this Code.

B.	Standards of Business Conduct

The information below is not an exhaustive list of expected conduct but rather a highlight of certain areas.  Please refer to the Envestnet, Inc. Code of Business Conduct and Ethics, and the Envestnet, Inc. Insider Trading Policy for a complete outline of expected conduct.  As fiduciaries, all Supervised Persons must at all times:

(1)
Place the interests of Advisory Clients first.  All Supervised Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Firm's Advisory Clients.  Supervised Persons may not induce or cause an Advisory Client to take action, or not to take action, for personal benefit, rather than for the benefit of the Advisory Client.  For example, an employee would violate these guidelines by causing an Advisory Client to purchase a security the employee owned for the purpose of increasing the price of that security.

(2)
Avoid taking inappropriate advantage of their position.  The receipt of investment opportunities, perquisites or gifts from persons seeking business from the Firm or its Advisory Clients, could call into question the exercise of the independent judgment of a Supervised Person.  Supervised Persons may not, for example, use their knowledge of portfolio transactions to profit from the market effect of such transactions.

(3)
Avoid trading on material nonpublic information and insider trading.  Supervised Persons possessing material nonpublic information regarding any issuer of securities must: inform the Firm’s Chief Compliance Officer or authorized designee that they are in possession of such information; refrain from purchasing or selling securities of that issuer until the information becomes public or is no longer considered material; and refrain from passing along such information except to those employees of the Firm that must have such information to perform their jobs (in which case such employees must follow the same restrictions).  Securities laws prohibit the trading of securities of an issuer while in possession of material nonpublic information regarding such issuer (“insider trading”).  Any person who passes along material nonpublic information (“tipping”) may also be in violation of securities laws.  Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell or hold securities.  Information about a company is “nonpublic” if it is not generally available to the investing public.  Information received under circumstances indicating that it is not yet in general circulation and which is attributable, directly or indirectly, to the company or its insiders is likely to be deemed nonpublic information.

Supervised Persons who possess material nonpublic information about a company, including Envestnet, Inc., may not trade in that company’s securities for their own accounts, accounts in which they have a beneficial interest or any Advisory Client account.  In addition, Supervised Persons may not recommend trading in those securities and may not pass the information along to others (except to those employees of the Firm that must have such information to perform their jobs).  These prohibitions remain in effect until the information has become public or immaterial.

Employees are required to initially and annually certify their compliance with the Envestnet, Inc. Insider Trading Policy.

(4)
Conduct all personal securities transactions in full compliance with this Code including both pre-clearance and reporting requirements.  Doubtful situations always should be resolved in favor of Advisory Clients. Technical compliance with this Code's provisions may not insulate Supervised Persons or the Firm from scrutiny over securities transactions or actions that indicate a violation of the Firm's fiduciary duties.

C.	Compliance with Laws and Regulations

Supervised Persons must, at a minimum, comply with all applicable legal requirements, including applicable federal and other securities laws.  Supervised Persons shall be aware that they may be held personally liable for any improper or illegal acts committed during the course of their employment and that ignorance of laws and regulations is not a defense.  Supervised Persons must comply with the requirements of Rule 204A-1 under the Investment Advisers Act of 1940, as amended; and the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended, which makes it unlawful:

•	To employ any device, scheme or artifice to defraud an Advisory Client or investment company;

•
To make any untrue statement of a material fact to an Advisory Client or investment company or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on an Advisory Client or investment company; or

•	To engage in any manipulative practice with respect to an Advisory Client or investment company.

II.  REPORTING REQUIREMENTS

For purposes of this Code, the following words shall mean:

Reportable Accounts:  “Reportable Accounts” include any securities accounts (held at a broker/dealer, transfer agent, investment advisory firm or other financial services firm) held in the name of a Supervised Person, spouse, domestic partner or minor child of a Supervised Person, any securities accounts of any other person who lives with the Supervised Person and for whom the Supervised Person provides material financial support, any account in which any such persons have a controlling or Beneficial Interest, and any account used to transact in the securities of Envestnet, Inc.  This also includes accounts for which a Supervised Person has power of attorney, serves as executor, trustee or custodian.

Beneficial Interest: “Beneficial Interest” means having a direct or indirect financial interest, which is the opportunity to profit directly or indirectly from a transaction in securities.  Direct beneficial interest is usually clear, such as securities held in accounts in the individual’s name.  Examples of indirect beneficial interest may include, but are not limited to the following:  (i) securities held in the name of any relative presently sharing your home; (ii) securities held by others for your benefit; (iii) securities held by a trust in which you have an interest; (iv) securities held in any partnership in which you are a partner; or (v) pledged securities held for your benefit.  Whenever you are not sure if you have a Beneficial Interest, please consult with the Firm’s Chief Compliance Officer or authorized designee.

Investment Control:  “Investment Control” means the power to influence or direct the disposition of an investment.  This would include any securities transaction in which a Supervised Person participates in the decision to buy or sell.  It may not always be clear if investment control exists.  For example, a Supervised Person may have investment control over a transaction in a discretionary account.  That could happen if the Supervised Person expresses an investment opinion or suggestion regarding a specific security to the adviser who has discretionary authority over the account.  If you are unclear whether you have investment control, please consult with the Firm’s Chief Compliance Officer or authorized designee.

Reportable Securities:  "Reportable Securities" include all securities defined as such under the Investment Advisers Act of 1940, as amended.  They include:

•	Debt and equity securities (including transactions in exchange trade funds (“ETFs”) and securities of Envestnet, Inc.);
•
Options (put, call, straddle) on securities, on indices, and on currencies or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing;

•	Most forms of limited partnership and limited liability company interests, including interests in private investment funds (e.g., hedge funds); and
•	Shares of the PMC Funds.

However, “Reportable Securities” do not include:

•	Direct obligations of the U.S. Government (e.g., treasury securities);
•	Money market instruments (e.g., bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments);
•	Shares of money market funds;
•	Shares of open-end mutual funds that are not advised or sub-advised by the Firm (or an affiliate of the Firm); and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised by the Firm (or an affiliate of the Firm).

A.	Initial, Annual and Amendment Certifications

Upon joining the Firm, the Legal and Compliance Department provides each employee with a copy of the current Code via the automated Code administration system, Compliance11 (www.compliance11.com), a third party provider of regulatory compliance management tools.  Within ten (10) days of beginning employment with the Firm and on annual basis thereafter, all Access Persons must complete the Certification of this Code online via Compliance11.  Access Persons must certify via Compliance11 that they have: (a) received a copy of this Code; (b) read and understood all provisions of this Code; and (c) agree to comply with this Code (or have complied with this Code).  The Certification of Compliance of this Code is accomplished via Compliance11. Once the Certification of Compliance of this Code is completed, an electronic record is kept within Complaince11. If material amendments are made to this Code, the Legal and Compliance Department will distribute the supplement or amended Code to all Access Persons via Compliance11.  Each Access Person will be required to submit the Certification of Compliance with this Code within ten (10) days of the receipt of the supplement or amended Code via Compliance11.  In addition, each Access Person must submit an annual certification within thirty (30) days after the Firm’s fiscal year-end (i.e., by January 30). All Initial, Annual, and Amendment Certifications are captured electronically via Compliance11 for books and records purposes.

B.	Initial and Annual Disclosure of Personal Holdings

Within ten (10) days of employment with the Firm and on an annual basis thereafter, each Access Person must disclose all holdings of Reportable Securities (including the securities of Envestnet, Inc., and the PMC Funds) in which such Access Person has a Beneficial Interest on the Employee Brokerage Account Disclosure Form.

The Employee Brokerage Account Disclosure Form (via Compliance11) must include:  (a) a listing of all accounts in which the Access Person has a Beneficial Interest that could hold Reportable Securities regardless of what, if any, securities are maintained in such accounts (thus, even if an account doesn’t hold Reportable Securities, but has the capability of holding Reportable Securities, the account must be disclosed); (b) a listing of all Reportable Securities (including the securities of Envestnet, Inc., and the PMC Funds) held in the above accounts; and (c) a listing of all Reportable Securities not held in securities accounts in which the Access Person has a Beneficial Interest, such as physical certificates.  The Employee Brokerage Account Disclosure Form is certified via Compliance11 by the Access Person.

To satisfy the Firm’s reporting requirements, an account statement for each account maintained with a broker, dealer or bank in which an Access Person has a Beneficial Interest must be attached to the Employee Brokerage Account Disclosure Form which is located online via Compliance11.

The information contained in the Employee Brokerage Account Disclosure Form must be current as of a date no more than forty-five (45) calendar days prior to the date an employee joins the Firm or the date the report is submitted (with respect to annual updates).

The annual Employee Brokerage Account Disclosure Form must be submitted by all Access Persons via Compliance11 to the Firm’s Legal and Compliance Department within thirty (30) days after the Firm’s fiscal year-end (i.e., by January 30).

C.	New Accounts

If an Access Person opens an account at a broker, dealer, or bank during a calendar quarter that has not been previously disclosed, the Access Person must notify the Firm’s Chief Compliance Officer or authorized designee in writing of the existence of the account no later than thirty (30) days after the end of such calendar quarter and make arrangements to comply with the requirements set forth in this Code.

D.	Quarterly Transaction Reports

All Access Persons are required to report all Reportable Securities transactions (including transactions in the securities of Envestnet, Inc., or the PMC Funds) conducted during a quarter no later than thirty (30) days after the end of such calendar quarter.  To the extent that all of the required information on a transaction is already included in a trade confirmation and account statement previously delivered to the Firm’s Legal and Compliance Department in compliance with the requirements described in Section II.E. (Duplicate Trade Confirmations and Account Statements), then the Access Person does not need to submit a Transactions Report that covers such transaction.  Transactions Reports will not be accepted when duplicate trade confirmations and account statements can be obtained from brokerage firm or custodial bank.

E.	Duplicate Trade Confirmations and Account Statements

An Access Person’s brokerage firm or custodian bank must be notified when the Access Person is hired, or when the Access Person opens a new account, that the Firm is a registered investment advisor.   Duplicate confirmations and quarterly account statements will be requested.  Duplicate copies of trade confirmations and periodic account statements must be received by the Firm’s Legal and Compliance Department no later than thirty (30) days after the end of each calendar quarter. If the brokerage firm or custodial bank does not respond promptly, the Access Person will be required to establish a new account elsewhere.  Statements and confirmations should be directed to the Firm’s main address as follows:

Envestnet Asset Management, Inc.
Legal and Compliance Department
35 East Wacker Drive, Suite 2400
Chicago, IL 60601

The Legal and Compliance Department will prepare and send a form letter requesting the duplicate confirmations and statements.

F.	Confidentiality of Personal Holdings

The Firm’s Legal and Compliance Department will use its best efforts to assure that information related to accounts in which an Access Person has a Beneficial Interest is treated confidentially.  However, the Firm is required by law to review, retain and, in certain circumstances, disclose documents containing personal holdings information.  Therefore, such documents will be available for inspection by appropriate regulatory agencies, and by other parties within and outside of the Firm as is necessary to evaluate compliance with, or sanctions under, this Code or other requirements applicable to the Firm.

G.	Exceptions From Reporting Requirements

Exceptions to this Code will rarely, if ever, be granted.  However, the Chief Compliance Officer or authorized designee may grant an exception on a case-by-case basis when the proposed conduct involves, among other things, negligible opportunities for abuse.  All exceptions shall be solicited and issued in writing.

No transaction reports shall be required under this Code for transactions effected pursuant to an automatic investment plan.

No holdings or transaction reports are required for securities held in accounts over which the Access Person has no direct or indirect influence or control.

H.	Limitations on Brokerage

When the Firm grows in size, Access Persons may be required to trade only through certain brokers or limit the number of brokerage accounts Access Persons may maintain.

III.  TRADING REQUIREMENTS

A.	Pre-Clearance of Trades for Access Persons

All Access Persons must pre-clear trades before directly or indirectly acquiring beneficial ownership in any security in (i) Envestnet, Inc.; (ii) an initial public offering (“IPO”); and (iii) a limited offering such as private placements, hedge funds, and limited liability company interests. Access Persons must also pre-clear trades before directly or indirectly acquiring beneficial ownership in any Reportable Security.  An Access Person must pre-clear trades and receive approval via Compliance11 prior to placing an order for execution.  The trade must be executed prior to market close (or the close of business in the case of a limited offering) on the trade date noted on the Employee Pre-Clearance submission via Compliance11. The Chief Compliance Officer or authorized designee is responsible for pre-clearance of these securities transactions.

When the Chief Compliance Officer or authorized designee receives the pre-clearance request submitted by the Access Person for a Reportable Security via Compliance11, a determination will be made as to the appropriateness of the transaction.  If the trade appears unlikely to affect the market for the security, is clearly unrelated to the business of the Firm, and poses no conflict of interest with client trades, the Chief Compliance Officer or authorized designee may grant approval via Compliance 11.  Notification of the approval or denial of the trade will be electronically captured and stored via Compliance11 for both the Access Person and the Legal and Compliance Department’s records.  No order for a Reportable Securities transaction for which pre-clearance is sought may be placed prior to the receipt of the approval by the Chief Compliance Officer or authorized designee.  Verbal approvals are not permitted.  All approvals are subject to periodic review and may be withdrawn if circumstances warrant, and any approval provided by the Chief Compliance Officer or authorized designee is only effective until the close of business on the trade date noted on the Employee Pre-Clearance Form, which is submitted via Compliance 11.

Finally, it is the Firm’s policy that no Access Person buy or sell a Reportable Security within one calendar day after the Manager Model or APL trades in that Reportable Security. The Chief Compliance Officer or authorized designee is responsible for compliance with this policy and for reviewing Employee Pre-Clearance Forms submitted by Access Persons against Manager Model or APL trades to ensure that this policy is not violated. Trades requested by Access Persons generally will be rejected if such trades come within one calendar day after Manager Model or APL trades in the same Reportable Security.

B.	Pre-Clearance Does Not Protect Wrongdoing

Pre-clearance approval and the receipt of express prior pre-clearance approval do not exempt you from the requirements or prohibitions outlined in this Code.

C.	Short-Term Trading

Access Persons must always conduct their personal trading activities lawfully, properly and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with their financial resources and objectives.  The Firm generally discourages and restricts short-term trading strategies and market timing, and Access Persons are cautioned that such strategies may inherently carry a higher risk of regulatory and other scrutiny.  At the sole discretion of the Chief Compliance Officer or authorized designee, the determination when trading is excessive, inappropriate or short-term will be made on a case-by-case basis based on the facts and circumstances.  Excessive trading that may deem to interfere with job performance, or compromise the duty that the Firm owes to its clients will not be tolerated.

D.	Holding Period of Reportable Securities for Access Persons

All Access Persons shall hold their investments in Reportable Securities for a minimum period of thirty (30) days irrespective of mode of acquisition in order to be considered as being held for investment purposes. The holding period shall also apply to subscription(s) in IPOs. In the case of IPOs the holding period will commence when the securities are actually allotted. In case the sale of Reportable Securities is necessitated by personal emergency, the Chief Compliance Officer or authorized designee may waive the holding period after recording in writing his or her reasons in this regard. As stated above, all Reportable Securities shall be held for a minimum of thirty (30) days. For purposes of tracking the holding period, the Legal and Compliance Department will use the LIFO accounting method (Last-In, First-Out).

IV.  OTHER DUTIES

The information below is not an exhaustive list of other duties to abide by but rather a summary of certain areas.  Please refer to the Envestnet, Inc. Code of Business Conduct and Ethics for a complete outline of expected conduct.

A.	Confidentiality

All Supervised Persons are expected to strictly comply with measures necessary to preserve the confidentiality of information considered confidential by the Firm, its Advisory Clients (and former Advisory Clients) and other persons or entities the Firm conducts business with (e.g., vendors).  Supervised Persons have an obligation to keep such information in strict confidence.  Confidential information relating to Advisory Clients includes the client’s identity (unless the client consents to disclosure), the client’s security holdings and advice furnished to the client by the Firm.  Supervised Persons are prohibited from revealing information as to the investment intentions, activities or holdings of Advisory Client Accounts, except to persons whose responsibilities require knowledge of the information.

B.	Outside Business Activity

A Supervised Person may not engage in any outside business activities without the written approval of the Firm’s Legal and Compliance Department.  Outside business activities must also be promptly reported to Human Resources and updated on an annual basis.  Whether or not monetary compensation is involved, a Supervised Person is prohibited from commenting publicly, such as through Internet blogs or printed newsletters, on financial or investment matters in which the Firm or its Advisory Clients may have a direct or indirect interest.  Additionally, the Supervised Person cannot give financial or investment advice to anyone outside the scope of one’s employment with the Firm.

C.	Gifts and Entertainment

A conflict of interest occurs when the personal interests of Supervised Persons interfere or could potentially interfere with their responsibilities to the Firm and its clients.  The overriding principle is that Supervised Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm.  Similarly, Supervised Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or the Supervised Person.

(1)
Gifts.  No Supervised Person may receive any gift, service, or other item of more than $100 value per calendar year from any person or entity that does business with or seeks to do business with or on behalf of an Advisory Client, prospective client, or any person or entity.  No Supervised Person may give or offer any gift of more than $100 value per calendar year to an existing client, prospective client, or any entity that does business with or on behalf of the Firm without pre-approval by the Chief Compliance Officer or authorized designee.  All Gifts received or given, regardless of the dollar amount, shall be reported to the Legal and Compliance Department.  Supervised Persons shall report such gifts through Compliance11. This shall enable the Chief Compliance Officer or authorized designee to identify exceptions and mitigate potential violations of this Code.

(2)
Entertainment.  No Supervised Person may provide or accept extravagant or excessive entertainment to or from an Advisory Client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Firm.  Supervised Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value (with reasonableness determined in the sole discretion of the Chief Compliance Officer or authorized designee), if the person or entity providing the entertainment is present.  If you are uncertain about the reasonableness of proposed entertainment, please consult with the Chief Compliance Officer or authorized designee for further clarification. The Chief Compliance Officer or authorized designee shall randomly review entertainment expenses incurred by Supervised Persons. If a Supervised Person is found to have incurred extravagant or excessive expenses (or accepted extravagant or excessive entertainment), the Chief Compliance Officer or authorized designee shall contact his/her supervisor and disciplinary action may be taken.

Additional requirements surrounding the giving and acceptance of improper payments, business entertainment and gifts is located in the Envestnet, Inc. Code of Business Conduct and Ethics.  All employees should exercise sound judgment and avoid improper appearances and expectations or feelings of commitment or obligation when giving or receiving gifts and entertainment.  You should consult with the Legal and Compliance Department if you have questions about the appropriateness of any particular gift or entertainment.

D.	Political Contributions/Play-to-Play

As an Investment Adviser registered with the Securities and Exchange Commission, Envestnet is required to adhere to the regulations set forth under the Pay-to-Play Rule 206(4)-5 of the Investment Advisers Act of 1940.  Accordingly, Envestnet has implemented policies to ensure its compliance with the rule which is designed to prevent investment advisers from seeking to influence government officials’ awards of advisory contracts by making or soliciting political contributions to those officials (pay-to-play practices).  Pay-to-play practices could, for example, lead a political official to choose an investment adviser with higher fees or inferior investment performance because the adviser contributed funds to the official’s election campaign.  To combat these pay-to-play practices, the rule does not ban or limit the amount of political contributions an adviser or its covered associates can make, but imposes a two year “time-out” on conducting advisory business for compensation with a government client after a contribution is made.

As a result of the rule, Envestnet has implemented the following policies and procedures to ensure compliance with the rule and its limitations:

(1)	Envestnet must keep records of all government entities to which it provides or has provided advisory services.

(2)	Political contributions by Envestnet or employees to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are prohibited.

(3)
Covered associates must pre-clear all political contributions via the Compliance11 system effective March 14, 2011.  “Covered Associates” include an investment adviser’s general partner, managing member or executive officer, or other individual with a similar status or function; any employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and any political action committee controlled by the investment adviser or by another covered associate.

(4)
Employees must obtain written pre-approval from the Legal and Compliance Department prior to running for any public office.  Employees will not be allowed to hold a public office if it presents any actual or apparent conflict of interest with Envestnet’s business activities.

(5)	Envestnet does not pay third parties, such as solicitors or placement agents, to solicit government clients on its behalf.

(6)
Envestnet prohibits its Covered Associates from engaging in pay-to-play conduct indirectly, such as by directing or funding contributions through third parties such as spouses, political action committees, or political parties, if that contribution would violate the rule if it were made directly.

E.	Informational Barrier Policy

The basis of the Informational Barrier Policy is to impose restrictions on certain employees of Envestnet, Inc. and its affiliates (“Envestnet”) with respect to allowing access to information which is held and could cause conflicts with other information that other employees already possess.  The following sets forth Envestnet’s policy for restricting the flow of certain “Manager Information” and erecting barriers to prevent the flow of such “Manager Information” (the “Informational Barrier”) between Envestnet | Prima and other divisions within Envestnet.

This Policy also establishes specific procedures, designed to be followed by Envestnet and its employees when in possession of restricted Manager Information.  Compliance with this Policy is necessary to protect Envestnet’s business and reputation and to prevent violations of law by you and by Envestnet and to avoid the appearance of impropriety.

If you encounter a problem or have any doubts about the type of information that could be deemed as restricted Manager Information, you should consult with the Legal and Compliance Department, so that the proper advice can be given and the proper actions can be taken.

General Restrictions and Policies

Specifically, under the Informational Barrier, Envestnet | Prima, and persons performing duties under their guise, are generally prohibited from having access to certain Manager Information that is maintained by other Envestnet divisions.  The Informational Barrier applies to all investment research employees, including part-time employees, and consultants, and are in addition to those obligations prescribed by this Code.  The Informational Barrier may be amended or supplemented from time to time by the Legal and Compliance department by virtue of communications to all employees.

Envestnet may receive fees from managers in the following ways:

1. Implementation Fee – Envestnet may charge a nominal fixed and one-time operational fee to add SMAs and FSPs to its platform.  There is no fee to add standalone mutual fund tickers to the Envestnet platform.  These fees cover the costs to set-up these portfolios so as to make them available for investment through our various platform offerings.  These costs include set-up, contract generation, manager services and training.  They do NOT account for ongoing operational support see below: (trading, composite creation, etc.)

2. Sponsorship – Certain managers may co-sponsor various events that Envestnet hosts for advisors.

3. Bill-distribute – There can be a differential between a money managers stated fee and the Envestnet platform fee.  This differential accounts for ongoing trading, billing, composite creation, custodian interfacing, compliance, and marketing support and other fees associated with assets on the Envestnet platform.

In order to ensure that our research and portfolio management decisions are unbiased, Envestnet has implemented an information barrier between the team responsible for negotiating manager fees and the team responsible for researching and recommending managers for use on the platform or in portfolios.  Certification to this informational barrier will be required at least annually.

F. Firm Opportunities

Supervised Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or the Firm.  This includes, but is not limited to, acquiring Reportable Securities for one's own account that would otherwise be acquired for an Advisory Client.

G. Recordkeeping

The Chief Compliance Officer or authorized designee shall maintain the following books and records for a period no less than five (5) calendar years:

(1)	A copy of this Code;

(2)	A record of any violation of this Code and any action taken as a result of the violation;

(3)	A copy of each report made by an Access Person, including initial and annual holdings reports and quarterly transaction reports;

(4)	A current record of all Access Persons;

(5)	A copy of any supporting documentation used in making decisions regarding action taken by the Legal and Compliance Department with respect to personal securities trading;

(6)	Pre-clearance requests and resulting decisions.

H. Reporting Violations

If a Supervised Person knows of, or reasonably believes there is, a violation of this Code, the Supervised Person must report that information immediately to the Chief Compliance Officer or if unavailable, to the General Counsel.  The Supervised Person shall not conduct preliminary investigations, unless authorized to do so by the Legal and Compliance Department.  Any Supervised Person who in good faith raises an issue regarding a possible violation of law, regulation or Firm policy or any suspected illegal or unethical behavior will be protected from retaliation.

I. Penalties for Violations of this Code

This Code is designed to ensure compliance with applicable laws and to maintain the confidence and trust placed on the Firm and its employees by our Advisory clients.

In adopting this Code, it is the intention of the Firm to attempt to achieve 100% compliance with all requirements of this Code while recognizing that this may not be possible.  Certain incidental failures to comply with this Code may not be deemed to be an actual violation of the Code.  Such failures will be referred to the Chief Compliance Officer or authorized designee and disciplinary action commensurate with the failure to comply, if warranted, may be imposed.  Please refer to the chart below for guidance on the types of sanctions that would likely be imposed for failure to comply with this Code.

Failure to disgorge profits when requested or a pattern of violations that individually do not violate the law or this Code, but which taken together demonstrate a lack of respect for this Code, may result in more significant disciplinary action, up to and including termination of employment.  A failure to comply with this Code resulting in a violation of the law will be severely sanctioned with disciplinary action potentially including, but not limited to, a referral of the matter to the Executive Committee, termination of employment and/or referral of the matter to the appropriate regulatory agency for civil and/or criminal investigation.

Code of Ethics Sanction Guidelines

Please be aware that these guidelines outline only a representative sampling of the possible sanctions that may be taken against you in the event of a violation of this Code.   Repeated violations of this Code, even inadvertent violations that do not harm client, may be viewed as disregarding the underlying principles of the Code and the sanction may be more severe.

Violation	Sanction Imposed
• Failure to pre-clear but otherwise would have been approved (i.e., no conflict with client transactions).	Reminder memo
• Failure to pre-clear but otherwise would have been approved (i.e., no conflict with Advisory Client transactions) twice within twelve (12) calendar months.	30 day personal securities trading suspension
• Failure to pre-clear and the transaction would not have been approved.	Immediate sale, disgorgement of profits, and reminder memo
• Failure to pre-clear and the transaction would not have been approved twice within twenty-four (24) calendar months.	Immediate sale, disgorgement of profits, and 30 day personal securities trading suspension
• Trading on a denied request.	Immediate sale, disgorgement of profits, length of suspension, and additional penalties may be imposed based on the review of all facts and circumstances
• Profiting from short-swing trades (profiting on purchase & sale or sale & purchase within thirty (30) days).	Immediate disgorgement of profits
• Failure to return initial or annual disclosure forms. • Failure to timely report transactions.
Sanction may include but is not limited to a reminder memo, suspension of personal trading, monetary sanctions, reporting to the Executive Committee, placed on unpaid administrative leave or termination of employment

J.      Waivers by the Chief Compliance Officer

The Chief Compliance Officer may, in his or her discretion, waive compliance by any Access Person with the provisions of this Code, if he or she finds that such a waiver:

(1)	is necessary to alleviate undue hardship or in view of unforeseen circumstances or is otherwise appropriate under all the relevant facts and circumstances;
(2)	will not be inconsistent with the purposes and objectives of the Code;
(3)	will not adversely affect the interests of advisory clients of the Firm, the interests of the Firm; and
(4)	will not result in a transaction or conduct that would violate provisions of applicable laws or regulations.

Any waiver shall be in writing and shall contain a statement of the basis for it.  The Chief Compliance Officer, or authorized designee, shall promptly respond to the waiver and retain copies of the request and response in Compliance11.

K.      Additional Forms

If access to the online Code administration system (Compliance11) is unavailable, the forms on the following pages may be used to assist you in meeting specific requirements of this Code.

CERTIFICATION OF COMPLIANCE WITH
CODE OF ETHICS & INSIDER TRADING POLICY

I certify that as of the date written below:

•	I have received a copy of the Firm’s Code of Ethics (“Code”) dated 12/31/12 as well as the Envestnet, Inc. Insider Trading Policy dated 12/14/10.

•	I have read and understand the information contained in the Code and Insider Trading Policy.

•	I will abide by the Code and Insider Trading Policy and any subsequent amendments thereto.

•	I have fully disclosed all reportable securities holdings (accounts) in which I have, or a member of my immediate family has a beneficial interest, unless exempt therefrom by provisions in the Code.

•
I have reported and will report all transactions in reportable securities, in which I have a beneficial interest, direct or indirect, except for transactions for which I have received an exception in writing from the Chief Compliance Officer or authorized designee or that are exempt by provisions in the Code.

•
I will obtain pre-clearance for any proposed securities transaction in Envestnet, Inc., an initial public offering, limited offering or Reportable Security (if applicable) that results in my direct or indirect Beneficial Interest.

•	I have complied with the Code and Insider Trading Policy in all respects.

Please note that due to the fact that Envestnet uses Compliance11, all of the below forms and certifications are now completed via your electronic signature which is captured once you successfully complete online. You no longer have to sign and forward paper copies to the Legal and Compliance Department

____________________________________________

               Signature

               ____________________________________________

               Print Name

                Dated: _________________________________

EMPLOYEE PRE-CLEARANCE FORM
(Use for Envestnet, Inc., IPOs, Limited Offerings and Reportable
Securities and Submitted via Compliance11)

Date                                                                                  ______________________________

Employee Name                                                                ______________________________

Account Name                                                                  ______________________________

Brokerage Firm                                                                 ______________________________

Security Name & Symbol                                                  ______________________________

Buy or Sell                                                                        ______________________________

Number of Shares                                                             ______________________________
                                                                                                   (For multiple securities, use spaces above or additional forms.)\

*******************************************************************************************************************************************

Legal and Compliance Department Pre-Clearance Approval

______________________/_____________
Signature / Date

Approved Trade Date

___________________

EMPLOYEE BROKERAGE ACCOUNT DISCLOSURE FORM
Personal Holdings Report

I.  As required by Rule 204A-1 under the Advisers Act and the Firm’s Code of Ethics, please provide a list of all securities accounts in which you have a direct or indirect Beneficial Interest in a Reportable Security, including an account holding the securities of Envestnet, Inc. or the PMC Funds.  You may exclude mutual fund accounts that carry only open-ended mutual funds and money market funds (and that are incapable of holding Reportable Securities).  Indicate “none” if appropriate.

Name of employee:

Account title and number:                                                                _________________________________________________________
Relationship to employee:                                                                _________________________________________________________
Bank or broker-dealer name:                                                             _________________________________________________________

Account title and number:                                                                _________________________________________________________
Relationship to employee:                                                                _________________________________________________________
Bank or broker-dealer name:                                                             _________________________________________________________

Account title and number:                                                                _________________________________________________________
Relationship to employee:                                                                _________________________________________________________
Bank or broker-dealer name:                                                             _________________________________________________________

Account title and number:                                                                _________________________________________________________
Relationship to employee:                                                                _________________________________________________________
Bank or broker-dealer name:                                                             _________________________________________________________

Account title and number:                                                                _________________________________________________________
Relationship to employee:                                                                _________________________________________________________
Bank or broker-dealer name:                                                             _________________________________________________________

Account title and number:                                                                _________________________________________________________
Relationship to employee:                                                                _________________________________________________________
Bank or broker-dealer name:                                                             _________________________________________________________

                                                                                                                                            (Attach separate sheet if necessary.)

II.  Attach the most recent account statement for each account identified above.  The information contained in this Employee Brokerage Account Disclosure Form and in each account statement must be current as of a date no more than forty-five (45) calendar days prior to the date this form is submitted.

Continued on next page

III.  If you have a Beneficial Interest in any Reportable Security that is not held in a bank or brokerage account and has not been reported in the section above, please list them below.  Include Envestnet, Inc., IPOs and limited offerings.  Indicate “none” if appropriate.

NAME OF BROKER, DEALER, BANK OR MUTUAL FUND	ACCOUNT TITLE	ACCOUNT NUMBER	NAME OF SECURITY OR MONITORED FUND	EXCHANGE TICKER SYMBOL OR CUSIP/SEDOL NUMBER	TYPE OF SECURITY	NUMBER OF SHARES/ PRINCIPAL AMOUNT

(Attach separate sheet if necessary.)

I certify that this report accurately accounts for all securities in which I currently have any beneficial interest.

___________________________________________             ________________________
Employee Signature                                                                              Dated

___________________________________________
Print Name

TRANSACTIONS REPORT

I have executed the following transactions during the past calendar quarter:

NAME OF SECURITY OR FUND TRADED	EXCHANGE TICKER SYMBOL OR CUSIP/SEDOL NUMBER	TYPE OF SECURITY	NUMBER OF SHARES/ PRINCIPLE AMOUNT	INTEREST RATE/MATURITY DATE	TRANSACTION TYPE (E.G., BUY OR SELL)	PRICE OF TRADE (IN LOCAL CURRENCY)	NAME OF BROKER, DEALER, BANK OF MUTUAL FUND	TRADE DATE

(Attach separate sheet if necessary and include any other relevant details of each transaction.)

I certify that I have reported all Reportable Securities Transactions (including transactions in the securities of Envestnet, Inc. or the PMC Funds) to Envestnet’s Legal and Compliance Department during the past calendar quarter.

___________________________________________             ________________________
Employee Signature                                                                              Dated

___________________________________________
Print Name